Exhibit 99.1

Western Union President and CEO Christina Gold Announces Intention to Retire; Company Announces Promotion of Hikmet Ersek to President and Chief Executive Officer, Effective September 1, 2010

ENGLEWOOD, Colo., Apr 27, 2010 (BUSINESS WIRE) — The Western Union Company (NYSE: WU) today announced that the Board of Directors has named Chief Operating Officer Hikmet Ersek, 49, to succeed Christina Gold, 62, as President and CEO on September 1, 2010. The Board also elected Ersek to the Board of Directors, effective April 26, 2010.

Western Union’s Chairman of the Board of Directors, Jack M. Greenberg, said, “During her tenure at Western Union, Christina has been instrumental in transforming the Company into a global leader in money transfer, creating a network of 420,000 agent locations in over 200 countries and territories, with 7,000 employees. Since joining the Company as President in 2002, Western Union’s revenue has nearly doubled and its market share has significantly expanded.

“We greatly appreciate her contribution to the Company, her cultivation of the next generation of leadership and her skillful management of a seamless executive transition plan,” Mr. Greenberg added. “Her graceful and inspirational presence will be sorely missed. We are fortunate that Hikmet Ersek has deep global experience, a strong track record of business performance, and is now ready to lead Western Union.”

Prior to joining First Data Corporation, the former parent company of Western Union, in May 2002, Gold was president and chief executive officer of telecommunications and e-commerce services provider Excel Communications. She also had a distinguished career with Avon where she served as president, Avon North America, and was credited with a significant turnaround of the U.S. business. Following her departure, Gold will continue to be available to the company in an advisory and consultative capacity for a period of time.

Gold said, “This has been an incredible journey for me, a unique experience to have led the building of an iconic brand on a global scale. I am also very fortunate to have worked with exceptional employees, agents, and business partners over the years. Today Western Union has the right business model and strategies for the future, as well as a strong succession plan. I am looking forward to my retirement, and I am very confident that Hikmet Ersek is the right person to lead Western Union forward.”

Ersek assumed the role of chief operating officer in January 2010, after serving as executive vice president and managing director for Europe, the Middle East, Africa and the Asia Pacific region. A native of Turkey, of both Austrian and Turkish heritage, Ersek joined Western Union in 1999. Before then he held executive positions at GE Capital and Europay/Mastercard. He holds a degree in Economics and Business administration from the University of Economics in Vienna.

“Western Union is a remarkable global brand with terrific long-term opportunities,” Ersek said. “I look forward to continuing to drive our strategies of growing our core money transfer business, developing electronic channels, and expanding business payments, as well as developing additional strategies for growth.”

In conjunction with her departure, Gold intends to step down from the Western Union Board on September 1, 2010. Her name will remain on the proxy as part of the class of directors up for election at the annual meeting of shareholders on May 14, 2010.

Separately, today Western Union will release first quarter 2010 financial results and Gold will host an investor conference call to discuss the quarter.

About Western Union

The Western Union Company (NYSE: WU) is a leader in global payment services. Together with its Vigo, Orlandi Valuta, Pago Facil and Custom House branded payment services, Western Union provides consumers and businesses with fast, reliable and convenient ways to send and receive money around the world, as well as send payments and purchase money orders. The Western Union, Vigo and Orlandi Valuta branded services are offered through a combined network of more than 420,000 agent locations in 200 countries and territories. In 2009, The Western Union Company completed 196 million consumer-to-consumer transactions worldwide, moving $71 billion of principal between consumers, and 415 million business payments. For more information, visit www.westernunion.com.

WU-F, WU-G

SOURCE: The Western Union Company

The Western Union Company

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Tom Fitzgerald, 720-332-4374

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Mike Salop, 720-332-8276

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